Exhibit 23.2

Overall Supervising Partner(s)	Contact
Mr. William Lam	Project CTR (Project_CTR@longanlam.com)

Our Reference	Your Reference
L/52814/FC/TL/FS/HTC

	Date	:	June 14, 2023

Ctrl Group Limited Unit F, 12/F, Kaiser Estate Phase 1, 41 Man Yue Street, Hung Hom, Kowloon, Hong Kong

Dear Sirs,

Re：	Consent of Long An & Lam LLP

We have acted as the Hong Kong counsel to Ctrl Group Limited (the “Company”), a company incorporated in the British Virgin Islands, in connection with: -

(a)	the Company’s proposed initial public offering (the “IPO”) of [*] ordinary shares with a par value of $[*] per share of the Company (the “Ordinary Shares”), as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (collectively, the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act 1933, as amended (the “Act”) in relation to the IPO; and

(b)	the Company’s proposed listing of the Ordinary Shares with the NASDAQ Capital Market.

We hereby consent to the use of this Consent Letter in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Yours faithfully,

/s/ LONG AN & LAM LLP

LONG AN & LAM LLP